Exhibiti 10.23

AMENDED AND RESTATED PROFESSIONAL SERVICES AGREEMENT

This Amended and Restated Professional Services Agreement (this “Agreement”) is made as of February 1, 2008 by and among Bear Stearns Merchant Manager III, L.P (f/k/a Bear Stearns Merchant Manager III (Cayman), L.P.), a Cayman Islands exempted limited partnership (“BSMB”), and Universal Hospital Services, Inc. (the “Company”), a Delaware corporation and amends and restates the Professional Services Agreement made as of May 31, 2007 (the “Original Agreement”). Certain capitalized terms used herein are defined in Section 8 below.

WHEREAS, the Company, UHS Holdco, Inc., a Delaware corporation (“Holdco”), UHS Merger Sub, Inc., a Delaware corporation, and J.W. Childs Equity Partners III, L.P., in its capacity as a representative of the stockholders of the Company, are parties to an Agreement and Plan of Merger, dated as of April 15, 2007 (the “Merger Agreement”);

WHEREAS, the parties hereto desire to amend the Original Agreement in order that BSMB may provide to the Company Merchant Banking Strategic Services (as defined herein) in exchange for a portion of the fees currently payable by the Company to BSMB as Advisory Fees; and

WHEREAS, Section 14 (Entire Agreement; Modification; Governing Law) of the Original Agreement provides for its modification where approved in writing by an authorized representative of the party against whom the terms of the modifications are binding;

NOW, THEREFORE, the parties agree as follows:

1.                                       Term. This Agreement shall commence on the date hereof and shall terminate (except as provided in the immediately following sentence) on the earliest to occur of (a) the consummation of a Qualified Public Offering, (b) the consummation of a Company Sale, and (c) the tenth anniversary of the date hereof (the “Term”); provided, that if no Qualified Public Offering or Company Sale has been consummated prior to the tenth anniversary, the Term shall be automatically extended thereafter on a year to year basis unless (i) the Company provides written notice to BSMB of its desire to terminate this Agreement or (ii) BSMB provides written notice to the Company of its desire to terminate this Agreement, in each case 90 days prior to the expiration of the Term or any extension thereof, or at such time as a Qualified Public Offering or Company Sale is consummated. The provisions of Sections 3(c), 5, 5, 6, 9, 9, 10, 13, 13, and obligations to pay any outstanding unpaid fees hereunder and accrued interest thereon shall survive the termination of this Agreement.

2.                                       Services. BSMB shall perform or cause to be performed such services for the Company and its subsidiaries as mutually agreed by BSMB and the Company’s board of directors, which may include, without limitation, the following:

(a)                                  general advisory and management services;

(b)                                 business development functions, including identification, support, negotiation and analysis of acquisitions and dispositions by the Company or its subsidiaries;

(c)                                  support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d)                                 finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(e)                                  marketing functions, including monitoring of marketing plans and strategies;

(f)                                    human resource functions, including searching, identifying and hiring of executives and directors;

(g)                                 other services for the Company and its subsidiaries upon which the Company’s board of directors and BSMB agree;

and, at the time and in the manner in which BSMB and the Company shall agree, such of the following services for the Company and its subsidiaries as agreed upon by BSMB and the Company, which services may include:

(h)                                 review of the Company’s and its subsidiaries’ existing insurance, health benefits, executive services, purchasing programs and practices; (ii) identification of potential opportunities for the Company and its subsidiaries to achieve cost savings in purchasing goods and services in certain common or shared expenditure categories from third party suppliers or providers (“Suppliers”) introduced by BSMB; (iii) negotiation on behalf of the Company and its subsidiaries of certain service or supply agreements with Suppliers (“Supply Agreements”) to provide such goods and services to the Company and its subsidiaries at rates or on terms and conditions that are advantageous to the Company and its subsidiaries; (iv) monitoring of performance by certain Suppliers under the relevant Supply Agreements; (v) assistance to the Company and its subsidiaries in resolving certain disputes that may arise under any Supply Agreements; (vi) calculation and reporting to the Company estimated annual cost savings achieved by the Company and its subsidiaries under certain Supply Agreements; and (vii) provision to the Company on a periodic basis of (A) updates on current and pending Merchant Banking Strategic Services initiatives of BSMB, and (B) information regarding, and access to, BSMB’s network of senior executives, including current and former executives of current and former BSMB portfolio companies, Bear Stearns, BSMB and applicable service providers and vendors.

The Services described in Sections 2(a) through 2(g) shall be hereinafter referred to as “Advisory Services” and the Services described in Section 2(h) shall hereinafter be referred to as “Merchant Banking Strategic Services” or “MBSS.”

3.                                       Advisory Fee.

(a)                                  In consideration of BSMB’s undertaking to provide advisory services hereunder, the Company shall pay BSMB an annual advisory fee (the “Advisory Fee”) in an amount for each fiscal year equal to the greater of (x) $500,000 and (y) 0.75% of Adjusted EBITDA of the Company and its subsidiaries for the immediately preceding fiscal year, calculated as provided below and payable in advance in quarterly installments, for the period beginning on the date hereof and ending upon the termination of this Agreement as provided in Section 1 hereof; provided, that the annual Advisory Fee for the fiscal year ending December 31, 2007 shall be $500,000. The Advisory Fees shall be payable by the Company whether or not the Company actually requests that BSMB provide the services described in Section 2 above. All Advisory Fees shall be fully earned when paid.

(b)                                 Except as otherwise provided in Section 3(c) or 3(d) hereof, all subsequent payments of the Advisory Fee shall be in quarterly installments, payable on March 31, June 30, September 30 and December 31 of each year, in an amount equal to the greater of (x) $125,000 or (y) the product of (i) 25% and (ii) 0.75% of Adjusted EBITDA of the Company and its subsidiaries for the immediately preceding fiscal year. Each scheduled installment of the Advisory Fee payable pursuant to this Section 3(b) will be reduced by the amount of the corresponding scheduled installment of the MBSS Fee (defined below), if any. Advisory Fees and MBSS Fees will be invoiced or accounted for separately.

(c)                                  Upon a Company Sale or the consummation of a Qualified Public Offering, the Company shall be obligated to pay to BSMB the Advisory Fee that would be payable to BSMB pursuant to this Section 3 in respect of the next four successive three-month periods calculated based on the Advisory Fee paid or payable for the then current three-month period (determined pursuant to Section 3(b) without reduction for any MBSS Fees).

(d)                                 Notwithstanding anything to the contrary contained herein, the Company shall accrue but not pay the Advisory Fee or MBSS Fee if and for so long as (i) any such payment would constitute a default (or any event which might, with the lapse of time or the giving of notice or both, constitute a default) under the Company’s financing agreements (a “Default”); provided, that the Company shall be obligated to pay any accrued Advisory Fees or MBSS Fees deferred under this clause (i) to the extent that such payment would not constitute a Default or (ii) BSMB instructs the Company not to pay all or any portion of the Advisory Fee or MBSS Fee during any fiscal year. Interest will accrue on all due and unpaid Advisory Fees or MBSS Fees not paid pursuant to clause (i) of the preceding sentence at the Default Rate until such Advisory Fees or MBSS Fees are paid, and such interest shall compound annually.

(e)                                  In addition to the Advisory Fee and MBSS Fee, the Company shall reimburse BSMB, promptly upon request, for all reasonable out-of-pocket expenses incurred in the ordinary course of business by BSMB in connection with BSMB’s obligations hereunder, including fees and expenses paid to consultants, subcontractors, advisors and other third parties in connection with such obligations.

(f)                                    In consideration for the Merchant Banking Strategic Services being provided by BSMB, the Company will pay BSMB an annual fee (the “MBSS Fee”), equal to an amount determined by BSMB at or prior to the commencement of the fiscal year to represent the fair market value of Merchant Banking Strategic Services to be provided by BSMB during the coming fiscal year. In no event shall the MBSS Fee exceed the amount that would have been payable by Company to BSMB as Advisory Fees under the Original Agreement for the same period. The MBSS Fee shall be payable in advance on each day on which as Advisory Fee is payable pursuant to Section 3(b) above for the period beginning on the date hereof and ending on the termination of this Agreement. All MBSS Fees shall be fully earned when paid, and shall not be refundable, in whole or in part, regardless of whether or to what extent actual savings are realized under any Supply Agreement or all Supply Agreements in the aggregate. As and to the extent provided in Section 3(b), Advisory Fees payable under this Agreement will be reduced by MBSS Fees payable under this Agreement.

4.                                       Personnel. BSMB shall provide and devote to the performance of this Agreement such partners, employees and agents of BSMB as BSMB shall deem appropriate to the furnishing of the services required.

5.                                       Liability. None of BSMB, any of its affiliates nor their respective partners, members, employees or agents (collectively, the “BSMB Group”) shall be liable to the Company or its subsidiaries or affiliates for any loss, liability, damage or expense (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement, unless and then only to the extent that such Loss is determined by a court in a final order from which no appeal can be taken, to have resulted solely from the gross negligence or willful misconduct on the part of such member of the BSMB Group. BSMB makes no representations or warranties, express or implied, in respect of the services to be provided by the BSMB Group. Except as BSMB may otherwise agree in writing on or after the date hereof:  (a) each member of the BSMB Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly:  (i) engage in the same or similar business activities or lines of business as the Company or its subsidiaries and (ii) do business with any client, customer, supplier, lender or investor of, to or in the Company or its subsidiaries; (b) no member of the BSMB Group shall be liable to the Company or its subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (c) in the event that any member of the BSMB Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both (A) the Company or any of its subsidiaries, on the one hand, and (B) BSMB, on the other hand, or any other person, no member of the BSMB Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or its subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that any member of the BSMB Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company, its subsidiaries or any of their affiliates. In no event will any of the parties hereto be liable to any other party hereto for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise), other than for the Claims (as defined in Section 6) relating to the services which may be provided by BSMB hereunder.

6.                                       Indemnity. The Company and its subsidiaries shall defend, indemnify and hold harmless each member of the BSMB Group from and against any and all Losses arising from any claim by any person with respect to, or in any way related to, this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any member of the BSMB Group except to the extent that such Loss is determined by a court in a final order from which no appeal can be taken to have resulted solely from the gross negligence or willful misconduct of such member of the BSMB Group. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company and its subsidiaries or any member of the BSMB Group, or in which any member of the BSMB Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance of the obligations hereunder by the BSMB Group, except that if such damage shall be proven to result solely from gross negligence or willful misconduct by a member of the BSMB Group, then such member of the BSMB Group shall reimburse the Company and its subsidiaries for the costs of defense and other costs incurred by the Company and its subsidiaries.

7.                                       Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

to the Company:

Universal Hospital Services, Inc.
7700 France Avenue South, Suite 275
Edina, Minnesota 55435-5228
Attention:  Chief Executive Officer
Fax:  (952) 893-3227

with copies, which shall not constitute notice, to:

Bear Stearns Merchant Banking
c/o Bear, Stearns & Co. Inc.
383 Madison Avenue, 40th Floor
New York, New York 10179-5706
Attention:  Robert Juneja
Tel.:                     212-272-1231
Fax:                       212-881-9516

to BSMB:

Bear Stearns Merchant Manager III, L.P.
c/o Bear, Stearns & Co. Inc.
383 Madison Avenue, 40th Floor
New York, New York 10179-5706
Attention:  Robert Juneja
Tel.:                     212-272-1231
Fax:                       212-881-9516

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY  10022
Attention:  Michael T. Edsall and Jai Agrawal
Tel.:                     212-446-4928
Fax:                       212-446-6460

8.                                       Certain Definitions. For purposes of this Agreement,

“Adjusted EBITDA” means, with respect to the Company and its subsidiaries, on a consolidated basis, for any fiscal year, the sum of: (i) the net income for such fiscal year (before the payment of any dividends and excluding the effect of any extraordinary gains or losses during such period and the effect of any purchase accounting adjustments as a result of the acquisition of the Company by Holdco), plus (ii) interest expense, federal, state, foreign and local income, franchise, and other similar taxes, depreciation and amortization for such fiscal year, plus (iii) the Advisory Fees paid under this Agreement, any management fees paid to any other institutional investor that owns shares of Common Stock (including for fiscal year 2007 only, any management fees paid by the Company or its subsidiaries during the period from January 1, 2007 to May 31, 2007 pursuant to (x) that certain Management Agreement, dated as of October 17, 2003, between Halifax GenPar, L.P. and the Company and (y) that certain Management Agreement, dated as of February 28, 1998, between J.W. Childs Associates, L.P. and the Company, as amended by that certain Amendment to Management Agreement, dated as of October 17, 2003, between J.W. Childs Associates, L.P. and the Company) and any director fees paid to members of the Board, in each case, during such fiscal year, plus (iv) for fiscal year 2007 only, any consulting fees paid by the Company to L.E.K. Consulting during the period from January 1, 2007 to May 31, 2007, plus (v) any non-cash charges to the extent that such charges will not result in a cash charge in any future period (including any non-cash expenses relating to the options under FAS 123(R)) during such fiscal year, plus (vi) non-capitalized transaction fees and expenses incurred in connection with the acquisition of the Company by Holdco during such fiscal year, plus (vii) any fees paid by the Company to David Dovenberg, but not to exceed $250,000 in any fiscal year, plus (or minus) (viii) any unusual and non-recurring losses (or gains) for such fiscal year, minus (ix) any non-cash gains during such fiscal year, in each case, as determined in accordance with United States generally accepted accounting principles and as set forth on the Company’s financial statements for such fiscal year which have been approved by the board of directors of Holdco.

“Company Sale” means a transaction with an independent third party or group of independent third parties acting in concert, pursuant to which such party or parties acquire (i) all or substantially all of the equity securities of Holdco or the Company or (ii) all or substantially all of the assets of Holdco or the Company, as determined on a consolidated basis (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of equity securities, by sale, exchange or transfer of assets, or otherwise).

“Default Rate” means 10.0% per annum.

“Qualified Public Offering” means an underwritten sale to the public of Holdco’s equity securities pursuant to an effective registration statement filed with the Securities and Exchange Commission on Form S-1 (or any successor form) which results in proceeds (net of underwriting discounts and selling commissions) of an aggregate (together with proceeds from all previous Public Offerings) of at least $100,000,000 and after which Holdco’s equity securities are listed on a national securities exchange or the NASDAQ Stock Market; provided that a Qualified Public Offering shall not include any issuance of equity securities in any merger or other business combination, and shall not include any registration of the issuance of securities to existing securityholders or employees of Holdco and its subsidiaries on Form S-4 or Form S-8 (or any successor form).

9.                                       Assignment. No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided, that BSMB may, without the consent of the Company, assign its rights under this Agreement to any of its affiliates.

10.                                 No Waiver. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

11.                                 Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

12.                                 Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

13.                                 Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

14.                                 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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IN WITNESS WHEREOF, the parties have executed this Professional Services Agreement as of the date first written above.

UNIVERSAL HOSPITAL SERVICES, INC.

By:	/s/ Gary D. Blackford
Name:	Gary D. Blackford
Title:	CEO

BEAR STEARNS MERCHANT MANAGER
III, L.P.

By: JDH Management LLC, its special general partner

By:	/s/ Robert Juneja
Name:	Robert Juneja
Title:	Senior Managing Director

Signature Page to
Amended and Restated Professional Services Agreement